Exhibit 21.1

SUBSIDIARIES OF COLORADO INTERSTATE GAS COMPANY
(As of June 7, 2005)

%
ENTITY NAME	OWNERSHIP

CIG Field Services Company (DE)	100
Colorado Water Supply Company (DE)	100